EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We herby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 15, 2008, relating to the financial statements of RXi Pharmaceuticals Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP
Boston, Massachusetts
October 1, 2008